Exhibit 10.7

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED PATENT LICENSE AGREEMENT

This AMENDED AND RESTATED PATENT LICENSE AGREEMENT (this “Agreement”) is made effective as of June 26, 2015 (the “Effective Date”) by and between Nalu Medical, Inc., a Delaware corporation (“Nalu”) and AcceleMed, LLC, a Delaware limited liability company (“AcceleMed”). AcceleMed and Nalu are each referred to herein as such or, individually, as a “Party” or, collectively, as the “Parties.”

BACKGROUND

A.	AcceleMed owns or has rights to AcceleMed Assigned Patents (as defined below); and AcceleMed desires to assign such AcceleMed Assigned Patents to Nalu; and

B.

AcceleMed also desires to grant to Nalu an exclusive license under certain AcceleMed Licensed Patents, and Nalu desires to obtain such exclusive license, all on the terms and conditions set forth herein; and Nalu desires to grant to AcceleMed an exclusive license under certain Nalu Improvement Patents, and AcceleMed desires to obtain such exclusive license, all on the terms and conditions set forth herein; and

C.

The Parties entered into that certain Patent License Agreement dated November 7, 2014 (the “Original License Agreement”) and the Parties now desire to amend and replace the Original License Agreement in its entirety with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, AcceleMed and Nalu hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the following meanings as used in this Agreement:

1.1 “AcceleMed Assigned Patents” shall mean the patents and patent applications listed in Exhibit A hereto and all Patents claiming priority thereto or common priority therewith (the “Listed Assigned Patents”), together with any AcceleMed Improvement Patents owned by AcceleMed.

1.2 “AcceleMed Field” shall mean all uses and applications other than Nalu Field.

1.3 “AcceleMed Improvement Patents” shall mean any and all Patents Controlled by AcceleMed that claim Improvements that are conceived and reduced to practice, or otherwise acquired during the Capture Period.

1.4 “AcceleMed Licensed Patents” shall mean all AcceleMed Improvement Patents other than the AcceleMed Assigned Patents and the Stanford Patents.

1.5 “AcceleMed Licensed Product” shall mean any product, the manufacture, sale, offer for sale, use or importation of which would, but for the licenses granted to AcceleMed herein, infringe any claim within the Nalu Improvement Patents or the AcceleMed Assigned Patents.

1.6 “Affiliate” shall mean with respect to either Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.6, “control” shall mean (i) direct or indirect ownership of more than 50% (or, if 50% or less, the maximum ownership interest permitted by applicable law) of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither Party nor any of its Affiliates shall be deemed an Affiliate of the other Party.

1.7 “Capture Period” shall mean the period commencing on the Effective Date and continuing until the earliest of (i) a Change of Control of Nalu, (ii) the termination of this Agreement, or (iii) the expiration of this Agreement.

1.8 “Change of Control” means, with respect to a Party, either: (i) the acquisition of such Party by a Third Party by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of such Party and excluding any sale of stock for capital raising purposes), unless the holders of the voting power of such Party immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or resulting entity (or if the Party or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of such Party to a Third Party by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of such Party. Notwithstanding the foregoing, in no event shall a sale by such Party of capital stock (whether voting or otherwise) in any offering made pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offer and sale of such capital stock, or any foreign equivalent thereof, constitute a Change of Control of such Party.

1.9 “Control” shall mean, with respect to any Patent or Know-How, possession of the ability (other than pursuant to this Agreement), whether arising by ownership, license, or other authorization, to grant a license or sublicense without violating the terms of any agreement or other arrangement with any Third Party; provided that, with respect to any Patent or Know-How first licensed or acquired from a Third Party after the Effective Date, if the grant or exercise of the right(s) and license(s) granted hereunder under such Patent or Know-How requires any amount to be paid or become payable to a Third Party, such Patent or Know-How shall be deemed to be Controlled only to the extent that the Party obtaining such right or license agrees to reimburse the other party for such amounts and be bound by any other terms and/or conditions required by the agreement pursuant to which the other Party first licensed or acquired such particular Patent or Know-How. “Controlled” and “Controlling” shall have their correlative meanings.

1.10 “Improvement” shall mean any invention comprising or otherwise relating to (a) any invention described in the Listed Assigned Patents (the “Inventions”), (b) any method or process of using or making an Invention, including without limitation any clinical, therapeutic, diagnostic or preventative use, (c) any apparatus or device attached to an Invention or intended for use with an Invention, (d) any system that includes an Invention as a component, or (e) any method or process of using or making an apparatus, device or system described in (c) or (d), respectively.

1.11 “In-License Agreement” means (a) any written agreement between Nalu or its Affiliate and a Third Party pursuant to which Nalu or such Affiliate acquired or acquires Control of any Nalu Improvement Patents or (b) any written agreement between AcceleMed or its Affiliate and a Third Party pursuant to which AcceleMed or such Affiliate acquired or acquires Control of any AcceleMed Licensed Patents.

1.12 “Nalu Licensed Product” shall mean any product, the manufacture, sale, offer for sale, use or importation of which would, but for the licenses granted to Nalu herein, infringe any claim within the AcceleMed Licensed Patents.

1.13 “Nalu Field” shall mean the treatment or management of (a) neuropathic pain, including but not limited to spinal cord stimulation for pain, peripheral neuropathic pain, diabetic neuropathy, occipital pain and pelvic pain and (b) disease of the bladder and urinary tract, including but not limited to, overactive bladder and treatment of peripheral nerves for the treatment of urinary incontinence disorders and all other known bladder diseases, (c) fecal incontinence and erectile dysfunction. The license specifically excludes treatments to the vagus nerve and vagus nerve bundle for any indication.

1.14 “Nalu Improvement Patents” shall mean any and all Patents Controlled by Nalu that claim Improvements that are conceived and reduced to practice, or otherwise acquired during the Capture Period.

1.15 “Patent” shall mean any of the following, whether existing now or in the future anywhere in the world: (i) any issued patent, including any inventor’s certificate, utility model, substitution, extension, confirmation, reissue, re-examination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any continuation, divisional, substitution, addition, continuation-in-part, provisional and converted provisional application.

1.16 “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.17 “Prosecution and Maintenance” shall mean, with respect to a Patent, the preparing, filing, prosecuting and maintenance of applications therefor, as well as re-examinations, reissues, requests for term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to such Patent.

1.18 “Qualified Financing” shall mean a transaction or series of transactions in which a company receives gross proceeds of $2,000,000 through the sale of its securities or incurrence of any debt, with the principal purpose of raising capital.

1.19 “Stanford Patents” shall mean all Patents licensed to AcceleMed by The Board of Trustees of the Leland Stanford Junior University pursuant to that certain Exclusive (Equity) Agreement dated June 26, 2015 and sublicensed by AcceleMed to Nalu pursuant to that certain Sublicense Agreement dated June 26, 2015.

1.20 “Third Party” shall mean any Person other than Nalu or AcceleMed, or their respective Affiliates.

1.21 “Transmitter” shall mean any wireless technology for communication with implanted medical devices.

ARTICLE 2

ASSIGNMENT AND LICENSES

2.1 Assignment of AcceleMed Assigned Patents. Subject to the terms and conditions of this Agreement, including the rights and licenses granted to AcceleMed herein, and in lieu of license origination fees or royalties, AcceleMed agrees to assign and hereby assigns to Nalu all of its right, title and interest in and to the AcceleMed Assigned Patents. Accordingly, AcceleMed agrees to disclose to Nalu each AcceleMed Assigned Patent, and each AcceleMed Improvement Patent, within sixty (60) days of the disclosure thereof on the applicable disclosure form to the applicable internal individual at Nalu responsible for administering internal inventions. AcceleMed will sign, execute and acknowledge (and/or cause to be signed, executed and acknowledged), without cost but at the expense of Nalu, any and all documents, and to perform such acts, as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignment of such AcceleMed Assigned Patents and to obtain, enforce and/or defend intellectual property rights, including copyright and patent rights, in any and all countries with respect to such AcceleMed Assigned Patents.

2.2 Licenses to Nalu.

(a) Subject to the terms and conditions of this Agreement (including Section 2.4), AcceleMed agrees to grant and hereby grants to Nalu a perpetual, irrevocable, exclusive, worldwide, fully paid-up, royalty-free license under the AcceleMed Licensed Patents to: (i) make, have made, use, sell, offer for sale and import Nalu Licensed Products, (ii) practice any method, process or procedure in connection with its exercise of the activities described in clause (i), and (iii) otherwise exploit the AcceleMed Licensed Patents, in each case solely in the Nalu Field.

(b) Subject to Section 2.4, Nalu may grant and authorize sublicenses within the scope of the license granted to it under Section 2.2(a). Any such sublicenses granted pursuant to this Section 2.2(b) shall be subordinate to the terms and conditions of this Agreement. Nalu shall promptly provide AcceleMed a copy of all sublicense agreements executed by Nalu.

2.3 Licenses to AcceleMed.

(a) Subject to the terms and conditions of this Agreement (including Section 2.4), Nalu hereby grants to AcceleMed a perpetual, irrevocable, exclusive, worldwide, fully paid-up, royalty-free license under the Nalu Improvement Patents and the AcceleMed Assigned Patents to: (i) make, have made, use, sell, offer for sale and import AcceleMed Licensed Products, (ii) practice any method, process or procedure in connection with its exercise of the activities described in clause (i), and (iii) otherwise exploit the Nalu Improvement Patents and the AcceleMed Assigned Patents, in each case solely in the AcceleMed Field.

(b) Subject to Section 2.4, AcceleMed may grant and authorize sublicenses within the scope of the license granted to it under Section 2.3(a). Any such sublicenses granted pursuant to this Section 2.3(b) shall be subordinate to the terms and conditions of this Agreement. AcceleMed shall promptly provide Nalu a copy of all sublicense agreements executed by AcceleMed.

2.4 In-License Agreements.

(a) General. The Parties hereby acknowledge that the AcceleMed Licensed Patents and the Nalu Improvement Patents may include Patents to which the Party granting the license pursuant to Sections 2.2 or 2.3, as applicable, (such Party, the “Licensor”) to the other Party (“Licensee”) has obtained Control to such Patent pursuant to an In-License Agreement (any such Patent, an “In-Licensed Patent”). Notwithstanding anything herein to the contrary, the license granted to Licensee in Section 2.2 with respect to any In-Licensed Patents within the AcceleMed Licensed Patents and in Section 2.3 with respect to any In-Licensed Patents within the Nalu Improvement Patents shall be subject to (i) Licensee’s election in writing to include such In-Licensed Patents within such license and (ii) Licensee’s agreement to be subject to any and all applicable terms and conditions (including restrictions and limitations) of the applicable In-License Agreement, including without limitation the pass through to Licensee of any royalties and additional payments resulting from the Licensee’s exercise of such license; provided that any such license fees shall be shared pro rata by the Parties and any additional sublicensees under such In-License Agreements.

(b) Disclosure of New In-Licensed Patents. For each In-License Agreement pursuant to which a Licensor acquires Control of any Patent, Licensor shall provide to Licensee a written disclosure describing in reasonable detail the Patents that are the subject thereof and all material terms and conditions of such In-License Agreement (including financial obligations) to the extent not previously disclosed by Licensor to Licensee. Licensor shall provide such written disclosures to Licensee (i) no later than thirty (30) days after the execution In-License Agreement with respect to In-License Agreements executed after the Effective Date, and (ii) no later than thirty (30) days after the Effective Date with respect to In-License Agreements executed prior to the Effective Date. All such disclosures shall be deemed to be the Confidential Information of Licensor.

(c) Election to Obtain Sublicense. Within thirty (30) days of any disclosure given by Licensor pursuant to Section 2.4(b), Licensee shall elect whether or not to include such In-Licensed Patent in the license granted pursuant to Section 2.2 or pursuant to Section 2.3, as applicable, by providing Licensor with written notice of its election. If no such notice is provided by Licensee pursuant to this Section 2.4(c) during such thirty (30) day period, Licensee shall be deemed to have elected not to include such In-Licensed Patent within the scope of the license granted to it pursuant to Section 2.2 or 2.3, as applicable.

(d) Modification, Waiver or Amendment. Licensor shall promptly notify Licensee of any proposed modification, waiver or amendment of or to any provision of any In-License Agreement to which Licensor is a party, and shall consider in good faith any comments provided by Licensee relating thereto; provided, however, Licensor shall not modify, waive or amend any provision of any In-License Agreement that materially restricts the licenses and rights granted to Licensee herein without Licensee’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Licensor Obligations. With respect to each In-License Agreement from which In-Licensed Patents are included in the Nalu Improvement Patents or AcceleMed Licensed Patents, as applicable, Licensor shall have the right to terminate such In-License Agreement without the prior consent of Licensee provided that the sublicense granted to Licensee thereunder survives such termination. Otherwise Licensor may terminate such In-License Agreement only with Licensee’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In the event of any assignment of any In-License Agreement, such assignment shall be subject to the rights and licenses granted to Licensee herein. Licensor will promptly notify Licensee of any notice of breach given or received under any In-License Agreement, or of any dispute likely to give rise to such a notice, and shall cooperate with and afford Licensee the reasonable opportunity to cure such breach on behalf of Licensor, if so requested by Licensee.

2.5 Know-How Transfer.

(a) Promptly after the execution of this Agreement, AcceleMed will transfer to Nalu any technical information, materials, methods and/or other know-how (collectively, “Know-How”) Controlled by AcceleMed that are necessary or useful for the practice of the AcceleMed Assigned Patents or the AcceleMed Licensed Patents in the Nalu Field. During the Capture Period, AcceleMed agrees to promptly disclose to Nalu in reasonable detail any AcceleMed Improvement Patents, and transfer to Nalu any Know-How Controlled by AcceleMed that is necessary or useful for the practice of any AcceleMed Improvement Patents in the Nalu Field. Nalu and its sublicensees shall have the right to use Know-How described in this Section 2.5(a) in connection with the practice of AcceleMed Licensed Patents and AcceleMed Improvement Patents solely in the Nalu Field.

(b) Promptly after the execution of this Agreement, Nalu will transfer to AcceleMed any Know-How Controlled by Nalu that are necessary or useful in the practice of the AcceleMed Assigned Patents or the AcceleMed Licensed Patents in the AcceleMed Field. During the Capture Period, Nalu shall promptly disclose and transfer to AcceleMed any Know-How Controlled by Nalu that is necessary or useful for the practice of any Nalu Improvement Patents or AcceleMed Assigned Patents in the AcceleMed Field. AcceleMed and its sublicensees shall have the right to use Know-How described in this Section 2.5(b) in connection with the practice of AcceleMed Licensed Patents and Nalu Improvement Patents solely in the AcceleMed Field.

2.6 Retention of Rights. AcceleMed shall retain all rights in and to the AcceleMed Licensed Patents and AcceleMed Improvement Patents for all uses in the AcceleMed Field. No rights are granted to Nalu by this Agreement, except as expressly provided herein

ARTICLE 3

CONSIDERATION

3.1 License Fee. In consideration of the rights and licenses granted by AcceleMed hereunder, Nalu shall issue shares of Nalu common stock as follows:

[***]

3.2 Payments. All payments due under this Agreement to AcceleMed shall be made by bank wire transfer in immediately available funds to an account designated by AcceleMed. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “dollars” shall refer to United States dollars.

ARTICLE 4

DILIGENCE

Nalu shall use commercially reasonable efforts to develop and sell Nalu Licensed Products. Additionally, after the first commercial sale of Nalu Licensed Products hereunder, Nalu shall use its commercially reasonable efforts to meet the market demand for such Nalu Licensed Products; provided, however, that the foregoing shall not be construed to constrain or otherwise limit Nalu’s pricing or product strategy for Nalu Licensed Products, which shall be in Nalu’s sole discretion.

ARTICLE 5

PROSECUTION AND ENFORCEMENT

5.1 Prosecution by Nalu. As between the Parties, Nalu shall be responsible for and control the Prosecution and Maintenance of the AcceleMed Assigned Patents, AcceleMed Licensed Patents and Nalu Improvement Patents at its own expense; provided that the foregoing shall be subject to the terms and conditions of an applicable In-License Agreements. In addition, upon AcceleMed’s request, Nalu shall be obligated to Prosecute and Maintain at AcceleMed’s expense continuations of the AcceleMed Assigned Patents, AcceleMed Licensed Patents and Nalu Improvement Patents with claims limited to the AcceleMed Field (“AcceleMed Continuations”); provided, however, that if Nalu declines to Prosecute and Maintain any AcceleMed Continuation following AcceleMed’s request, AcceleMed shall have the right to Prosecute and Maintain such AcceleMed Continuation itself. AcceleMed shall cooperate with and assist Nalu in connection with the Prosecution and Maintenance of the AcceleMed Assigned Patents, AcceleMed Licensed Patents and Nalu Improvement Patents. Nalu shall keep AcceleMed reasonably informed as to the status of the AcceleMed Assigned Patents, AcceleMed Licensed Patents and Nalu Improvement Patents, and shall consult with AcceleMed in a timely manner, provide AcceleMed reasonable opportunity to review and comment, and consider in good faith any comments provided by AcceleMed concerning (i) the scope and content of patent applications within the AcceleMed Assigned Patents, AcceleMed Licensed Patents and Nalu Improvement Patents prior to filing such patent applications, and (ii) the content of and proposed responses to official actions of the United States Patent and Trademark Office and foreign patent offices during prosecution of such patent applications. Additionally, in the event Nalu decides to abandon any Patent within the AcceleMed Assigned Patents, AcceleMed Licensed Patents or

Nalu Improvement Patents (each, a “Proposed Abandoned Patent”), Nalu shall notify AcceleMed thereof at least ninety (90) days in advance of any required action related to the Prosecution and Maintenance of such Patent and AcceleMed shall have the right, but not the obligation, to undertake Prosecution and Maintenance of such Proposed Abandoned Patent(s).

5.2 Reimbursement of Patent Expenses. Nalu shall be solely responsible for Prosecution and Maintenance expenses for the AcceleMed Assigned Patents, AcceleMed Licensed Patents and AcceleMed Improvement Patents, provided AcceleMed agrees to reimburse Nalu for the expenses incurred by Nalu with respect to Prosecution and Maintenance of AcceleMed Continuations, solely to the extent such Prosecution and Maintenance has been requested by AcceleMed.

5.3 Enforcement Rights.

(a) Notification of Infringement. If either Party learns of any infringement or threatened infringement of (i) any Patent within the AcceleMed Assigned Patents, AcceleMed Licensed Patents and AcceleMed Improvement Patents by the manufacture, use, development or commercialization of a product or service by a Third Party solely in the Nalu Field (each, a “Nalu Infringement Claim”), (ii) any Patent within the AcceleMed Assigned Patents, AcceleMed Licensed Patents and AcceleMed Improvement Patents by the manufacture, use, development or commercialization of a product or service by a Third Party solely in the AcceleMed Field (each, a “AcceleMed Infringement Claim”), or (iii) any Patent within the AcceleMed Assigned Patents, AcceleMed Licensed Patents and AcceleMed Improvement Patents by the manufacture, use, development or commercialization of a product or service by a Third Party in both Nalu Field and AcceleMed Field (each, a “General Infringement Claim”), such Party shall promptly notify the other Party describing such infringement. Subject to this Section 5.3, the Parties shall discuss such infringement and appropriate steps to be taken with regard to such infringement and shall share available evidence thereof. As between the Parties, the right to enforce such Patent with respect to such infringement, or to defend any declaratory judgment action with respect thereto (each, an “Enforcement Action”) shall be as set forth in Section 5.3(b).

(b) Enforcement.

(1) Nalu Infringement Claim. Except to the extent otherwise agreed by the Parties, as between the Parties, Nalu (or its designee) shall have the first right, but not the obligation, to institute, prosecute and control any Enforcement Action with respect to each Nalu Infringement Claim, at its sole expense. If Nalu (or its designee) fails to initiate an Enforcement Action with respect to a Nalu Infringement Claim within 120 days after a request by AcceleMed to do so, then AcceleMed shall have the right, upon notice to Nalu, to institute, prosecute and control such Enforcement Action, at its sole expense (subject to reimbursement as set forth below).

(2) AcceleMed Infringement Claim. Except to the extent otherwise agreed by the Parties, as between the Parties, AcceleMed (or its designee) shall have the sole right, but not the obligation, to institute, prosecute and control any Enforcement Action with respect to each AcceleMed Infringement Claim, at its sole expense. If AcceleMed (or its designee) fails to initiate an Enforcement Action with respect to such AcceleMed Infringement Claim within 120 days after a request by Nalu to do so, then Nalu shall have the right, upon notice to AcceleMed, to institute, prosecute and control such Enforcement Action, at its sole expense (subject to reimbursement as set forth below).

(3) General Infringement Claim. In the event there is any General Infringement Claim, the Parties shall discuss the appropriate steps to be taken with regard to such infringement, including the appropriate Enforcement Action to be taken, the control of such Enforcement Action, and the allocation of damages or other monetary awards received therefrom.

(c) Cooperation; Recoveries.

(1) If a Party (the “Controlling Party”) brings any Enforcement Action pursuant to Section 5.3(b), then the other Party (the “Cooperating Party”) shall cooperate as reasonably requested, at such Controlling Party’s expense, in the pursuit of such Enforcement Action, including by joining as a party to any such Enforcement Action if it is a necessary or indispensable party or taking such other actions as are necessary for standing or for the Controlling Party to otherwise maintain or pursue the Enforcement Action. The Controlling Party for an Enforcement Action shall: (i) have the right to use counsel of its choice in such Enforcement Action, (provided that the Cooperating Party shall have the right, even if not required to be joined, to participate in such Enforcement Action with its own counsel, at its own expense), (ii) keep the Cooperating Party reasonably informed with respect to the progress or disposition of such Enforcement Action, including reasonable consultation regarding any settlements, and (iii) use reasonable efforts to avoid and minimize any potential adverse impact on the Cooperating Party’s rights and interests. Neither Party shall have the right to make any admission or settle any Enforcement Action under this Section 5.3 in a manner that admits the invalidity or unenforceability of the other Party’s Patents without the prior written consent of the other Party, which shall not be unreasonably withheld. The Controlling Party for an Enforcement Action shall also have the right to control the settlement of such Enforcement Action; provided, however, no settlement shall be entered into without the consent of the Cooperating Party if such settlement would materially and adversely affect the interests of the Cooperating Party.

(2) Any damages or other monetary awards recovered from the settlement of or judgment from an Enforcement Action shall be allocated first to reimburse the Controlling Party for the costs and expenses incurred by it in connection with such Enforcement Action (including any expenses or costs incurred by the Controlling Party to reimburse the Cooperating Party pursuant to Section 5.3(c)(1)), and then to reimburse the Cooperating Party for the costs and expenses incurred by it in connection with such Enforcement Action to the extent not previously reimbursed. Any amounts remaining shall be shared seventy-five percent (75%) to the Controlling Party and twenty-five percent (25%) to the Cooperating Party.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that a Party receiving (the “Receiving Party”) any confidential or proprietary information and materials furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement (collectively, “Confidential Information”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement, except to the extent that it can be established by written documentation by the Receiving Party that such Confidential Information:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) was independently developed by the Receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

6.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, the Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the right grant licenses and sublicenses hereunder); (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting Patent, copyright and trademark applications, complying with the terms of agreements with third parties in existence as of the Effective Date or thereafter pursuant to which the Receiving Party first obtains rights to Patents licensed hereunder, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approvals, marketing products, or otherwise required by law, provided, however, that if a Receiving Party is required by law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for exigent disclosures (for example, in the event of medical emergency), give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with existing and potential investors, acquirers, consultants, advisors (including attorneys and accountants) or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties.

6.3 Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except: (i) to potential investors, acquirers, consultants, advisors (including attorneys and accountants) or others on a need to know basis, in each case under circumstances that reasonably ensure the confidentiality thereof; or (ii) under circumstances that reasonably ensure the confidentiality of the information, to the extent necessary (A) to comply with the terms of agreements with third parties or (B) in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the right to grant licenses and sublicenses hereunder);

or (iii) to the extent required by applicable law, provided, however, that if a Party is required by law to make any such disclosure of the terms or conditions of this Agreement, it will give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to seek confidential treatment of such terms and conditions.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations. Each Party hereby represents and warrants to the other Party that: (i) it has the legal power, authority and right to enter into this Agreement and to perform all of its obligations hereunder; (ii) it has the right and power to grant the rights and licenses granted by it hereunder; (iii) it has not previously granted, and will not grant, any rights which are in conflict with the rights and licenses granted to the other Party herein; (iv) as of the Effective Date, the intellectual property rights assigned or licensed by it to the other Party herein are free and clear of any lien, charges, encumbrances and security interests; and (v) to the best of its knowledge as of the Effective Date, there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the intellectual property rights assigned or licensed by it to the other Party herein. AcceleMed represents and warrants to Nalu that, as of the Effective Date, it holds the entire right, title and interest in and to the Patents listed on Exhibit A free and clear of all liens.

7.2 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification of AcceleMed. Subject to Section 8.3, Nalu shall indemnify, defend and hold AcceleMed and its respective directors, officers, employees, agents (collectively, the “AcceleMed Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees) payable to a Third Party (collectively, “Losses”) incurred by any AcceleMed Indemnitee as a result of any claim, demand, action or suit brought by a Third Party against an AcceleMed Indemnitee to the extent arising out of or related to: (i) the exercise or the practice by or under authority of Nalu of the rights or licenses granted to Nalu hereunder, including product liability claims; or (ii) Nalu’s breach of Nalu’s express representations and warranties set forth herein. Notwithstanding the foregoing, Nalu’s obligation to indemnify under this Section 8.1 shall not extend to Losses for which AcceleMed is obligated to indemnify Nalu pursuant to Section 8.2 below.

8.2 Indemnification of Nalu. Subject to Section 8.3, AcceleMed shall indemnify, defend and hold Nalu and its respective directors, officers, employees, agents (collectively, the “Nalu Indemnitees”) harmless from and against any and all Losses incurred by any Nalu

Indemnitee as a result of any claim, demand, action or suit brought by a Third Party against a Nalu Indemnitee to the extent arising out of or related to: (i) the exercise or the practice by or under authority of AcceleMed of the rights or licenses granted to AcceleMed hereunder, including product liability claims; or (ii) AcceleMed’s breach of AcceleMed’s express representations and warranties set forth herein. Notwithstanding the foregoing, AcceleMed’s obligation to indemnify under this Section 8.2 shall not extend to Losses for which Nalu is obligated to indemnity AcceleMed pursuant to Section 8.1 above.

8.3 Claim for Indemnification. Whenever any claim shall arise for indemnification under this Article 8, the Party entitled to indemnification hereunder (the “Indemnified Party”) shall promptly notify the Party from which it is seeking indemnification (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for the claim. The Indemnifying Party may, upon notice to the Indemnified Party, assume defense thereof at its own expense. The Indemnified Party shall not settle or compromise any claim for which it is entitled to indemnification without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall Indemnifying Party settle any claim without the prior consent of the Indemnified Party if such settlement does not include a release from liability on such claim or if such settlement would involve undertaking an obligation other than the payment of money that would bind or impair the Indemnified Party.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. Unless earlier terminated pursuant to a provision of this Article 9, this Agreement shall be deemed effective as of the Effective Date and shall continue in full force and effect until the expiration, revocation, invalidation of the last patent or the abandonment of the last patent application within the AcceleMed Licensed Patents, whichever is later.

9.2 In the Event of Breach. In the event of a material breach by either Party of a material provision hereof, which breach is not cured within sixty (60) days after written notice thereof by the other Party (“Cure Period”), then the Parties agree to resolve any damages through the use of arbitration in accordance with Section 10.2. The Cure Period may be extended by written mutual agreement of AcceleMed and Nalu.

9.3 General Effects of Expiration or Termination. Expiration or termination of this Agreement for any reason shall not release either Party hereto from any liability that at the time of such termination or expiration has already accrued to the other Party. Upon the expiration or any termination of this Agreement, (i) the provisions of Articles 1-10 shall survive, and (ii) any sublicenses granted by a Party in accordance with this Agreement shall survive, provided that the applicable sublicensee agrees in writing to be bound by the applicable terms of this Agreement. Except as otherwise expressly provided in this Article 9, all other terms and conditions of this Agreement shall terminate upon expiration or termination of this Agreement.

ARTICLE 10

GENERAL

10.1 Governing Law. This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, United States of America, without reference to principles of conflicts of law.

10.2 Arbitration. The Parties agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance or breach hereof, shall be finally settled by binding arbitration in San Francisco, California under the then current rules of the Judicial Arbitration and Mediation Services (JAMS) by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The Parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against either Party. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties. Each Party shall bear the cost of its own attorneys’ fees and expert witness fees. Nothing in this Section 10.2 shall preclude either Party from seeking interim or provisional relief in the form of a temporary restraining order, preliminary injunction, or other interim relief concerning a dispute prior to or during an arbitration pursuant to this Section 10.2 necessary to protect the interests of such Party.

10.3 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without such consent, assign this Agreement and its rights, obligations and interests, in whole or in part, to any of its Affiliates or to a Third Party that succeeds to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise. For clarity, each Party may exercise its rights and/or perform its obligations under this Agreement through one or more of its Affiliates.

10.4 Consequences of Bankruptcy. The Parties acknowledge and agree that all rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement are rights to “intellectual property” as defined in Section 101(35A) of Title 11 of the United States Code. Each Party may elect to retain and may fully exercise all of its rights and elections under Section 365(n) of Title 11 of the United States Code.

10.5 Force Majeure. In the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, earthquake, power shortage or failure, failure of the transportation system, or any other cause whatsoever beyond the reasonable control of the Party (“Force Majeure Event”), the Party so prevented or delayed shall be excused from the performance of any such obligation during a period that is reasonable in light of the Force Majeure Event, but no less than the duration of the Force Majeure Event itself.

10.6 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to AcceleMed: [***]

If to Nalu: [***]

10.7 No Waiver. A waiver, express or implied, by either AcceleMed or Nalu of any right under this Agreement or of any failure to perform or breach hereof by the other Party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other Party, whether of a similar or dissimilar nature thereto.

10.8 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

10.9 Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement, and the remainder of the Agreement shall remain in full force and effect.

10.10 Interpretation. All headings are inserted for convenience of reference only and shall not affect its meaning or interpretation.

10.11 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof, including the Original License Agreement. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the Parties hereto.

10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This Agreement may be executed through electronic (including .pdf) or facsimile transmitted signature.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

ACCELEMED, LLC		NALU MEDICAL, INC.

By:	/s/ Michael Partsch	By:	/s/ Keegan Harper

Name:	Michael Partsch	Name:	Keegan Harper

Title:	Managing Member	Title:	President and Chief Executive Officer

Date:		Date:

Exhibit A

Licensed Patents

Serial #	Patent #	Publication #	Title	Inventors
61/953,702			METHOD AND APPARATUS FOR VERSATILE MINIMALLY INVASIVE NEUROMODULATORS	<TBD>

PCT/US2015/02080		Filed March 16, 2015	METHOD AND APPARATUS FOR VERSATILE MINIMALLY INVASIVE NEUROMODULATORS	<TBD>

62/015,392			METHOD AND APPARATUS FOR NEUROMODULATION TREATMENTS OF PAIN AND OTHER CONDITIONS	<TBD>

62/530,085			METHOD AND APPARATUS FOR OPERATION WITH MINIMALLY INVASIVE NEUROMODULATORS	<TBD>

62/077,181			METHOD AND APPARATUS FOR IMPLANTABLE NEUROMODULATION SYSTEMS	<TBD>

62/112,858			MEDICAL APPARATUS INCLUDING AN IMPLANTABLE SYSTEM AND AN EXTERNAL SYSTEM	<TBD>

61/836,536			FOR MINIMALLY INVASIVE IMPLANTABLE MODULATORS	<TBD>

61/836,544			METHOD AND APPARATUS FOR MINIMALLY INVASIVE IMPLANTABLE MODULATORS	<TBD>

PCT/US2014/043023		WO2014205129	METHOD AND APPARATUS FOR MINIMALLY INVASIVE IMPLANTABLE MODULATORS	[***]